Exhibit 4.2

FINANCIAL MEDIA GROUP, INC.

2007 EQUITY INCENTIVE PLAN

SECTION 1. PURPOSES OF THE PLAN

The purposes of this Plan are to (i) promote the long-term success of the Company; (ii) attract and retain the best available Employees, Directors and Consultants for the Company; (iii) motivate such individuals to strive for excellence in individual performance; (iv) align the financial interests of such individuals with long-term stockholder value; and (v) provide flexibility to the Company in its efforts to achieve the purposes set forth in (i), (ii), (iii) and (iv).

SECTION 2. DEFINITIONS

As used herein, the following definitions shall apply unless a different meaning is plainly required by the context:

“Applicable Laws” means any and all laws, rules and regulations of whatever jurisdiction applicable to the administration of equity incentive plans, including the issuance and transfer of Awards and Shares, including, without limitation, applicable provisions of the Code, federal and state securities laws, and state corporate laws.

“Award” means any award or benefits granted under the Plan, including Incentive Stock Options, Nonqualified Stock Options, Restricted Stock, Stock Appreciation Rights (including Stand-Alone SARs and Tandem SARs), Performance Stock, Performance Units and other stock or cash awards described herein or otherwise granted under the Plan.

“Award Agreement” means the agreement or instrument evidencing the grant of an Award and the terms thereof executed by the Company and the Participant, including any amendments thereto. An Award Agreement may be in paper or in an electronic form and otherwise in such form as the Board may approve from time to time.

“Base Value” means the Fair Market Value of a Stand-Alone SAR on the Grant Date.

“Board” means (i) the Board of Directors of the Company, as constituted from time to time, or (ii) both the Board and the Committee, if a Committee has been appointed to administer all or a portion of the Plan in accordance with Section 3.1.

“Change in Control” means (i) the consummation of a merger or consolidation of the Company with or into another entity or any other corporate reorganization, if more than 50% of the combined voting power of the continuing or surviving entity’s securities outstanding immediately after such merger, consolidation or other reorganization is owned by persons who were not stockholders of the Company immediately before such merger, consolidation or other reorganization; or (ii) the sale, transfer or other disposition of all or substantially all of the Company’s assets. A transaction shall not constitute a Change in Control if its sole purpose is to change the state of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by persons who held the Company’s securities immediately before such transaction or to cause the Company to become a publicly-traded company.

“Code” means the Internal Revenue Code of 1986, as amended. Reference to a specific section of the Code shall also include any successor provision, and any regulations promulgated under such section or successor provision.

“Committee” means a committee of the Board appointed by the Board to administer all or a portion of the Plan in accordance with Section 3.1, if any. If the Board appoints more than one Committee, then “Committee” shall refer to the appropriate Committee, as indicated by the context of the reference.

“Company” means Financial media Group, Inc., a Nevada corporation, and any Parent or Subsidiary, or any successors thereto.

“Consultant” means any person, other than an Employee or Director, engaged by the Company to render bona fide consulting or advisory services to the Company; provided such services are not in connection with the offer or sale of the Company’s securities in a capital-raising transaction or directly or indirectly with the promotion or maintenance of a market for the Company’s securities. To the extent the Company intends that a grant of an Award to a Consultant under this Plan qualify under the exemption provided in Rule 701 under the Securities Act, the Consultant must be a natural person.

“Continuous Service” means that the provision of services to the Company in any capacity of Employee, Director or Consultant is not interrupted or terminated. Continuous Service shall not be considered interrupted in the case of (i) any approved leave of absence; (ii) transfers within the Company or among the Company and its Parent or Subsidiaries, in any capacity of Employee, Director or Consultant; or (iii) any change in status as long as the individual remains in the service of the Company in any capacity of Employee, Director or Consultant (except as otherwise provided in the Award Agreement). An approved leave of absence shall include sick leave, military leave, or any other authorized personal leave. For purposes of each Incentive Stock Option granted under the Plan, if such leave exceeds ninety (90) days, and reemployment upon expiration of such leave is not guaranteed by statute or contract, then the Incentive Stock Option shall be treated as a Nonqualified Stock Option on the day three (3) months and one (1) day following the expiration of such ninety (90) day period.

“Director” means any individual who is a member of the Board.

“Disability” means that a Participant is unable to carry out the responsibilities and functions of the position held by the Participant by reason of any medically determinable physical or mental impairment for a period of not less than ninety (90) consecutive days. A Participant shall not be considered to have incurred a Disability unless he or she furnishes proof of such impairment sufficient to satisfy the Board in its discretion.

“Effective Date” means January __, 2007, the date on which the Board adopted the Plan.

“Employee” means any person, including an Officer or Director, who is in the employ of the Company, subject to the control and direction of the Company as to both the work to be performed and the manner and method of performance, whether such person is so employed at the time this Plan is adopted or becomes so employed subsequent to the Plan’s adoption. The payment of a Director’s fee by the Company shall not be sufficient to constitute “employment” by the Company.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exercise Price” means the amount for which one (1) Share may be purchased upon exercise of an Option, as specified by the Board and set forth in the Award Agreement.

“Fair Market Value” means with respect to each Share the last reported sale price of the Company’s Shares sold on the principal national securities exchanges on which the Shares are at the time admitted to trading or listed, or, if there have been no sales on any such exchange on such day, the average of the highest bid and lowest ask price on such day as reported by the Nasdaq system, or any similar organization if the Nasdaq is no longer reporting such information, either (i) on the date which the notice of exercise is deemed to have been sent to the Company (the “Notice Date”) or (ii) over a period of five (5) trading days preceding the Notice Date, whichever of (i) or (ii) is greater. If on the date for which the current fair market value is to be determined, the Shares are not listed on any securities exchange or quoted on the Nasdaq system or the over-the-counter market, the current fair market value of the Shares shall be as determined by the Board in good faith or as required to be determined by Applicable Laws. Section 260.140.50 of Title 10 of the California Code of Regulations requires that consideration be given to (i) the price at which securities of reasonably comparable corporations (if any) in the same industry are being traded, or (ii) if there are no securities of reasonably comparable corporations in the same industry being traded, the earnings history, book value and prospects of the Company in light of market conditions generally. The Board’s determination of Fair Market Value shall be conclusive and binding on all persons.

“Family Member” means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, any person sharing a Participant’s household (other than a tenant or employee), a trust in which these persons have more than fifty percent (50%) of the beneficial interest, a foundation in which these persons (or the Participant) control the management of assets, and any other entity in which these persons (or the Participant) own more than fifty percent (50%) of the voting interests.

“Grant Date” means, with respect to an Award, the date that the Award was approved by the Board or a later date specified by the Board.

“Incentive Stock Option” means any Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code.

“Nonqualified Stock Option” means any Option not intended to qualify as an Incentive Stock Option.

“Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

“Option” means any right granted to a Participant under the Plan allowing the Participant to buy a certain number of Shares at such price or prices during such period or periods as the Board shall determine.

“Outside Director” means a member of the Board who is not an Employee.

“Parent” means (i) in the case of an Incentive Stock Option, a “parent corporation,” whether now or hereafter existing, as defined in Section 424(e) of the Code, and (ii) in the case of an Award other than an Incentive Stock Option, in addition to a parent corporation as defined in (i), a limited liability company, partnership or other entity which controls fifty percent (50%) or more of the voting power of the Company.

“Participant” means an Employee, Director, or Consultant, as more fully described in Section 4, who is selected by the Board to receive an Award under the Plan or who has an outstanding Award under the Plan. A Participant may also include a general partner or trustee of a Parent or Subsidiary organized as a partnership or business trust.

“Performance Goals” means the goal(s) determined by the Board in its discretion to be applicable to a Participant with respect to an Award as more fully described in Section 7.7.

“Performance Period” means that period established by the Board at the time of grant or at any time thereafter during which any Performance Goals specified by the Board with respect to an Award are to be measured.

“Performance Stock” means an Award granted to a Participant pursuant to Section 11.4.

“Performance Units” means an Award granted to a Participant pursuant to Section 11.4.

“Period of Restriction” means the period during which the transfer of Shares is limited in some way (based on the passage of time, the achievement of Performance Goals, or the occurrence of other events, or a combination thereof, as determined by the Board in its discretion), and the Shares are subject to a substantial risk of forfeiture.

“Plan” means this 2007 Equity Incentive Plan, as may be amended from time to time.

“Post-Termination Exercise Period” means the period specified in the Award Agreement of not less than thirty (30) days commencing on the date of termination (other than termination by the Company for cause) of the Participant’s Continuous Service, or such longer period as may be applicable upon death or Disability.

“Purchase Price” means the consideration for which one Share may be acquired under the Plan (other than upon exercise of an Option), as specified by the Board and set forth in the Award Agreement.

“Restricted Stock” means any Shares issued under the Plan to the Participant for such consideration, if any, and subject to such restrictions on transfer, rights of first refusal, repurchase provisions, forfeiture provisions, and other terms and conditions as established by the Board.

“Reverse Vesting” means (i) in the case of an Option, that an Option is or was fully exercisable but that, subject to a reverse vesting schedule, the Company has a right to repurchase the Shares, with the Company’s right of repurchase expiring in accordance with a forward vesting schedule that would otherwise have applied to the Option under which the Shares were acquired or in accordance with some other vesting schedule described in the Award Agreement; and (ii) in the case of an Award of Restricted Stock, Performance Stock or other Award of Shares, that the Company has a right to repurchase the Shares acquired pursuant to such an Award, with the Company’s right to repurchase expiring in accordance with the vesting schedule in the Award Agreement.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Share” means one (1) share of the Company’s common stock, with a par value of $0.001 per Share.

“Stand-Alone SAR” means a SAR that is granted independently of any Options in accordance with Section 11.3.

“Stock Appreciation Right” or “SAR” means the right granted to a Participant under the Plan to receive the monetary equivalent of an increase in the Fair Market Value of a specified number of Shares over a specified period of time, subject to such terms and conditions as the Board may establish.

“Subsidiary” means (i) in the case of an Incentive Stock Option, a “subsidiary corporation,” whether now or hereafter existing, as defined in Section 424(f) of the Code, and (ii) in the case of an Award other than an Incentive Stock Option, in addition to a subsidiary corporation as defined in (i), a limited liability company, partnership or other entity in which the Company controls fifty percent (50%) or more of the voting power or equity interests.

“Tandem SAR” means a SAR granted in tandem with an Option, the exercise of which shall require forfeiture of the right to purchase a Share under the related Option (and when a Share is purchased under the Option, the Tandem SAR shall similarly be canceled). The tandem interests may be awarded simultaneously or at different times.

“Ten-Percent Stockholder” means an individual who, at the time an Award is granted, owns more than 10% of the total combined voting power of all classes of the outstanding stock of the Company or any Parent or Subsidiary. For purposes of determining stock ownership, the attribution rules of Section 424(d) of the Code shall be applied.

SECTION 3. ADMINISTRATION

3.1 Procedure. The Plan shall be administered by the Board. The Board may, in accordance with the Company’s Bylaws, appoint one or more Committees to administer the Plan on behalf of the Board, subject to such terms and conditions as the Board may prescribe; provided, however, that a Committee may not administer the Plan in connection with Awards granted to Officers or Directors. Once appointed, the Committee(s) shall continue to serve in its designated capacity until otherwise directed by the Board.

3.2 Authority of the Board. Subject to Applicable Laws and the terms of the Plan, the Board shall have the authority, in its discretion, to take any action and to make any determination it deems necessary or advisable for the administration of the Plan including, without limitation:

(i) to construe and interpret the terms of the Plan and Awards granted under the Plan, including, without limitation, any notice of Award or Award Agreement;

(ii) to establish, interpret, amend and waive rules for administration of the Plan;

(iii) to approve forms of Award Agreements for use under the Plan;

(iv) to select the Employees, Directors and Consultants to whom Awards may be granted from time to time hereunder;

(v) to determine whether and to what extent Awards are granted hereunder;

(vi) to determine the number of Shares or the amount of other consideration to be covered by each Award granted hereunder;

(vii) to determine the terms and conditions of any Award granted hereunder (which need not be identical);

(viii) to amend the terms of any outstanding Award granted under the Plan, provided that any amendment that would adversely affect the Participant’s rights under an outstanding Award shall not be made without the Participant’s written consent;

(ix) to cancel an Award and/or to implement an exchange program in accordance with Section 7.10; and

(x) to take such other action, not inconsistent with the terms of the Plan, as the Board deems appropriate.

The actions of the Board taken hereunder shall be in its sole and absolute discretion in accordance with its judgment as to the best interests of the Company and its stockholders and in accordance with the purposes and terms of the Plan.

3.3 Effect of Board’s Decisions. All decisions, determinations, interpretations and other actions of the Board shall be final and binding on all Participants and all persons deriving their rights from a Participant.

SECTION 4. ELIGIBILITY

4.1 General Rule. Participants in the Plan may include any Employee, any Director (including any Outside Director), and any Consultant, including prospective Employees, Directors and Consultants conditioned on the beginning of their service to the Company. A Participant may also include a general partner or trustee of a Parent or Subsidiary organized as a partnership or business trust. No Employee, Director, Consultant, general partner or trustee shall have the right to be selected to receive an Award under this Plan, or, having been so selected, to be selected to receive a future Award or to receive the same type or amount of Award as granted to any other Participant in any year. The Board shall consider all factors that it deems relevant in selecting Participants and in determining the type and amount of their respective Awards. A Participant who has been granted an Award may, if eligible, be granted additional Awards.

4.2 Incentive Stock Options. Only Employees shall be eligible to receive an Incentive Stock Option. In the event of a Participant’s change in status from an Employee to an Outside Director or Consultant, the unexercised portion of that Participant’s Incentive Stock Options, if any, shall convert automatically to a Nonqualified Stock Option on the day three (3) months and one day following such change of status.

SECTION 5. STOCK SUBJECT TO THE PLAN

5.1 Authorized Shares. Shares authorized under the Plan may be authorized but unissued Shares or treasury Shares. Subject to the provisions of Section 13, the maximum aggregate number of Shares that may be issued pursuant to all Awards under the Plan shall not exceed 3,000,000 The number of Shares that are subject to Awards at any time under the Plan shall not exceed the number of Shares that then remain available for issuance under the Plan. Any dividend equivalents paid or credited under the Plan shall not be applied against the number of Shares available for issuance under the Plan.

5.2 Lapsed Awards. If an Award or portion thereof is cancelled, forfeited, expires, lapses, or terminates, or otherwise becomes unexercisable for any reason, the undelivered Shares that were subject thereto shall, unless the Plan shall have been terminated, become available for future Awards under the Plan. In addition, any Shares (i) issued under the Plan that are thereafter reacquired by the Company pursuant to any forfeiture provision, right of repurchase, right of first refusal or otherwise; (ii) exchanged by a Participant as full or partial payment to the Company of the Exercise Price or Purchase Price, as applicable, under any Award granted under the Plan; (iii) retained by the Company pursuant to a Participant’s tax withholding election; or (iv) covered by an Award that is settled in cash shall become available for future Awards under the Plan.

5.3 Reservation of Shares. The Company, during the term of the Plan, shall at all times reserve and keep available sufficient Shares to satisfy the requirements of the Plan.

SECTION 6. TYPES OF AWARDS

The Plan permits the grant of Incentive Stock Options, Nonqualified Stock Options, Restricted Stock, Stock Appreciation Rights (including Stand-Alone SARs and Tandem SARs), Performance Stock, Performance Units and other stock or cash awards, all as described herein. Any and each Award shall be at the discretion of the Board. Any Award may be granted either alone, in addition to, or in tandem with other Awards granted under the Plan.

SECTION 7. GENERAL TERMS AND CONDITIONS OF AWARDS

7.1 Award Agreement.

(a) Agreement. Each Award shall be evidenced by an Award Agreement, which shall set forth the specific terms of the Award. Should there be any inconsistency between the terms of the Plan and the Award Agreement, the terms of the Plan shall prevail.

(b) Terms and Conditions. Subject to the terms of the Plan, the Board shall determine the provisions, terms and conditions of each Award including, but not limited to, the number of Shares underlying the Award, the vesting schedule (which may include Reverse Vesting and may be based on the passage of time, the achievement of Performance Goals, or the occurrence of other events, or a combination thereof), repurchase provisions, rights of first refusal, forfeiture provisions, form of payment (cash, Shares or other consideration) upon settlement of the Award, payment contingencies, Performance Goals, any Performance Period, any Period of Restriction, the term of the Award or expiration date, the Exercise Price, Purchase Price or Base Value, as applicable, and such other terms and conditions as the Board shall determine not inconsistent with the terms of the Plan or as may be required to comply with Applicable Laws. The terms and conditions of the various Award Agreements entered into under the Plan need not be identical.

7.2 Early Exercise. The Award Agreement may, but need not, include a provision whereby the Participant may elect at any time while an Employee, Director or Consultant to exercise any part or all of an Award before full vesting of the Award. Any unvested Shares received pursuant to such exercise may be subject to a repurchase right in favor of the Company or to any other restriction the Board determines to be appropriate.

7.3 Term of Award. The term of each Award shall be the term stated in the Award Agreement; provided, however, that the term shall be no more than ten (10) years from the Grant Date. However, in the case of an Incentive Stock Option granted to a Ten-Percent Stockholder, the term of such Incentive Stock Option shall be no more than five (5) years from the Grant Date.

7.4 Limited Transferability of Awards.

(a) General Rule. Except as otherwise set forth in the Plan, no Award granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. All rights with respect to an Incentive Stock Option granted to a Participant shall be exercisable during his or her lifetime only by such Participant.

(b) Transfers Pursuant to Domestic Relations Orders. A Participant may, to the extent and in the manner authorized by the Board, transfer an Award, other than an Incentive Stock Option, to a Participant’s spouse, former spouse or dependent pursuant to a court-approved domestic relations order that relates to the provision of child support, alimony payments or marital property rights.

(c) Transfers to Family Members. A Participant may, to the extent and in the manner authorized by the Board, transfer an Award, other than an Incentive Stock Option, by bona fide gift and not for any consideration, to a Family Member.

(d) Disability. In the event of the Disability of a Participant, an Award may be exercised pursuant to its terms by the personal representative of the Participant.

(e) Beneficiary Designations. If permitted by the Board, a Participant under the Plan may name a beneficiary or beneficiaries to whom any vested but unpaid Award shall be paid in the event of the Participant’s death. Each such designation shall revoke all prior designations by the Participant and shall be effective only if given in a form and manner acceptable to the Board. In the absence of any such designation, any vested benefits remaining unpaid at the Participant’s death shall be paid to the Participant’s estate and, subject to the terms of the Plan and of the applicable Award Agreement, any unexercised vested Award may be exercised by the administrator or executor of the Participant’s estate or the person or persons to whom the deceased Participant’s rights under the Award shall pass by will or the laws of descent and distribution.

(f) Restricted Stock. Shares of Restricted Stock granted under the Plan shall become freely transferable by the Participant after the last day of the applicable Period of Restriction, subject to any applicable federal and state securities laws governing the transfer of such Shares.

7.5 Limitation on Award Amounts under Rule 701. To the extent the Company intends to rely on the exemption available under Rule 701 of the Securities Act and/or Section 25102(o) of the California Corporate Securities Law of 1968, as amended, for offers and sales of securities under the Plan, the aggregate sales price or amount of securities sold in reliance on such exemption during any consecutive 12 month period may not exceed the greater of:

(i) $1,000,000;

(ii) 15% of the Company’s total assets as of the Company’s most recent annual balance sheet date (if no older than its last fiscal year end); or

(iii) 15% of the outstanding amount of Shares, as of the Company’s most recent annual balance sheet date (if no older than its last fiscal year end).

For purposes of this limitation, the rules for calculating prices and amounts set forth in Rule 701 of the Securities Act shall apply. With respect to Options, Options must be valued on their Grant Date (without regard to when the Option becomes exercisable) based on the Exercise Price of the Option.

7.6 Limitations on Repurchase Rights. If the terms of an Award Agreement give the Company the right to repurchase Shares upon termination of a Participant’s Continuous Service, the Award Agreement shall provide that:

(i) the right to repurchase must be exercised, if at all, within ninety (90) days of the termination of the Participant’s Continuous Service (or in the case of Shares issued upon exercise of Options after the date of termination of the Participant’s Continuous Service, within ninety (90) days after the date of the exercise of such Options);

(ii) the consideration payable for the Shares upon exercise of such repurchase right shall be made in cash or by cancellation of purchase money indebtedness within the ninety (90) day periods specified in (i); and

(iii) the amount of such consideration shall not be less than (A) the Fair Market Value of the Shares to be repurchased on the date of termination of the Participant’s Continuous Service, provided that the right to repurchase at Fair Market Value lapses if and when the Shares become publicly traded, or (B) the original Purchase Price or Exercise Price, provided that the right to repurchase at the original Purchase Price or Exercise Price lapses at the rate of at least twenty percent (20%) of the Shares per year over five (5) years from the Grant Date.

In addition to the foregoing restrictions, Awards to an Officer, Director or Consultant may be subject to additional or greater restrictions.

7.7 Performance Goals. Awards under the Plan may be made subject to the attainment of certain Performance Goals. As determined by the Board, the Performance Goals applicable to an Award may provide for a targeted level or levels of achievement using one or more of the following measures: cash flow; cost; ratio of debt to debt plus equity; profit before tax; economic profit; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; earnings per share; operating earnings; economic value added; ratio of operating earnings to capital spending; free cash flow, net profit, net sales; sales growth; return on net assets, equity or stockholders’ equity; Fair Market Value; market share; total return to stockholders; or such other criteria established by the Board. These measures may be used to measure the performance of the Company as a whole or any business unit of the Company and may be measured relative to a peer group or index. Performance Goals may differ from Participant to Participant and from Award to Award. The Board shall determine the method of calculation of any Performance Goals and whether any significant element(s) shall be included or excluded from the calculation of any Performance Goals.

7.8 Deferrals. The Board may establish one or more programs under the Plan to permit selected Participants the opportunity to elect to defer receipt of consideration upon exercise of an Award, satisfaction of Performance Goals, or other event that absent the election would entitle the Participant to payment or receipt of Shares or other consideration under an Award (but only to the extent that such deferral programs would not result in an accounting compensation charge unless otherwise determined by the Board). The Board may establish the election procedures, the timing of such elections, the mechanisms for payments of, and accrual of interest or other earnings, if any, on amounts, Shares or other consideration so deferred, and such other terms, conditions, rules and procedures that the Board deems advisable for the administration of any such deferral program.

7.9 Separate Programs. The Board may establish one or more separate programs under the Plan for the purpose of issuing particular forms of Awards to one or more classes of Participants on such terms and conditions as determined by the Board from time to time.

7.10 Exchange Programs/Modification of Awards. The Board shall have the authority, at any time and from time to time, to modify or amend any or all outstanding Awards granted under the Plan, or to cancel any or all such outstanding Awards and grant in substitution new Awards, to effect a change in, among others, (a) the number of Shares underlying the Award, (b) the type of Award, (c) the Exercise Price, Purchase Price or Base Value of the Award, (d) the term of the Award, or (e) a combination thereof. The Board shall also have the authority, at any time and from time to time, to effect a cancellation or surrender of any or all outstanding Awards in exchange for cash or to modify or waive any restriction or forfeiture provisions, any vesting conditions or any Performance Goals applicable to an Award. Such exchange for cash, modification or waiver may be in combination with any of the foregoing changes to an Award. Notwithstanding the foregoing, no amendment, modification or cancellation of an outstanding Award granted under the Plan shall, without the consent of the affected Participant, impair such Participant’s rights or increase such Participant’s obligations under such Award.

In the case of any amendment or modification of an Incentive Stock Option that gives the Participant additional benefits, the Exercise Price of such Option shall be amended to reflect one hundred percent (100%) (one hundred ten percent (110%) for a Ten-Percent Stockholder) of the Fair Market Value on the date of such amendment or modification. Otherwise, such Option shall be treated as a Nonqualified Stock Option. Notwithstanding the foregoing, an acceleration of the time of exercisability of an Incentive Stock Option shall not be considered an amendment or modification of such Option. Any modification of the terms of an Award shall be subject to the terms of the Plan.

SECTION 8. AWARD PRICE, CONSIDERATION AND WITHHOLDING

8.1 Exercise or Purchase Price. The Exercise Price or Purchase Price, if any, for an Award shall be as follows:

(a) Incentive Stock Options. The Exercise Price of an Incentive Stock Option granted under the Plan shall not be less than one hundred percent (100%) of the Fair Market Value on the Grant Date. Notwithstanding the foregoing, if an Incentive Stock Option is granted to a Ten-Percent Stockholder, the Exercise Price shall not be less than one hundred ten percent (110%) of the Fair Market Value on the Grant Date. In no event shall the Exercise Price be less than the par value of the Shares underlying the Option if such is required under Applicable Laws. If the grant of an Incentive Stock Option is subject to a contingency, the Grant Date shall be the date any such contingency is satisfied or otherwise removed. In such case, the Exercise Price shall not be less than one hundred percent (100%) (one hundred ten percent (110%) for a Ten-Percent Shareholder) of the Fair Market Value on such date.

(b) Nonqualified Stock Options. The Exercise Price of a Nonqualified Stock Option granted under the Plan shall not be less than eighty five percent (85%) of the Fair Market Value on the Grant Date. Notwithstanding the foregoing, if a Nonqualified Stock Option is granted to a Ten-Percent Stockholder, the Exercise Price shall not be less than one hundred ten percent (110%) of the Fair Market Value on the Grant Date.

(c) Sale of Shares. In the case of the sale of Shares, the Purchase Price shall not be less than eighty five percent (85%) of the Fair Market Value on the Grant Date or at the time the purchase is consummated, except that the Purchase Price shall not be less than one hundred percent (100%) of the Fair Market Value if the Award is granted to a Ten-Percent Stockholder.

(d) Other Awards. In the case of other Awards, the price or value shall be as determined by the Board and set forth in the applicable Award Agreement.

8.2 Consideration. Subject to Applicable Laws, the consideration, if any, to be paid for the Shares to be issued upon exercise or purchase of an Award, including the method of payment, shall be determined by the Board (and, in the case of an Incentive Stock Option, shall be determined at the time of grant). In addition to any other types of consideration the Board may determine, unless otherwise set forth in the Award Agreement, the Board is authorized to accept as consideration for Shares issued under the Plan the following (provided that the portion of the consideration equal to the par value of the Shares must be paid in cash or other legal consideration permitted by the applicable state corporate law):

(i) cash or its equivalent, including check or wire transfer;

(ii) cancellation of any debt owed by the Company to the Participant including, without limitation, the waiver or reduction of compensation due or accrued for services previously rendered to the Company;

(iii) one or more promissory notes with such recourse, interest, security, redemption provisions and other terms as required by the Board and Applicable Laws (but only to the extent that the terms of the note would not result in an accounting compensation charge with respect to the use of such promissory note to pay the price due unless otherwise determined by the Board);

(iv) payment through a cashless exercise procedure pursuant to which the Company delivers a net amount or number of Shares to the Participant; or

(v) a combination of any of the foregoing.

Unless otherwise permitted by the Board, all payments under the methods listed above shall be paid in United States dollars.

8.3 Withholding.

(a) Requirements. Before the delivery of any Shares or cash pursuant to an Award (or exercise thereof), the Company shall be entitled to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy any federal, state and local taxes required to be paid or withheld with respect to such Award (or exercise thereof).

(b) Withholding Arrangements. The Board, in its sole discretion and pursuant to such procedures as it may specify from time to time, may permit a Participant to satisfy any tax withholding obligations, in whole or in part, by (i) electing to have the Company withhold otherwise deliverable Shares, or (ii) delivering to the Company already-owned Shares having a Fair Market Value equal to the amount required to be withheld.

SECTION 9. EXERCISE OF AN AWARD

9.1 Procedure for Exercise; Rights as a Shareholder.

(a) General Requirements. Any Award granted under the Plan shall be exercisable at such times and under such conditions as determined by the Board under the terms of the Plan and specified in the Award Agreement. An Award may not be exercised for a fraction of a Share. In lieu of the issuance of a fraction of a Share, the Shares issuable pursuant to an exercise shall be rounded to the next lower whole Share. Exercise of an Award in any manner and delivery of the Shares subject to such Award shall result in a decrease in the number of Shares which thereafter may be available, both for purposes of the Plan and the Award, by the number of Shares as to which the Award is exercised. An Award shall be deemed to be exercised when written notice of such exercise has been given to the Company in accordance with the terms of the Award Agreement by the person entitled to exercise the Award and full payment of the Shares with respect to which the Award is exercised.

(b) Options. Notwithstanding the foregoing, any Option granted under the Plan to an Employee, other than an Officer or Director, shall become exercisable (vest) at the rate of at least twenty percent (20%) per year over five (5) years from the Grant Date, subject to reasonable conditions such as Continuous Service. In the case of any Options granted to Officers, Directors, or Consultants of the Company, the Award Agreement may provide that the Option may become exercisable, subject to reasonable conditions such as Continuous Service, at any time or during any period established by the Board. If so provided in the Award Agreement, an Option may be exercisable subject to the application of Reverse Vesting with respect to the Shares.

(c) No Rights as Stockholder. Except as otherwise specifically set forth herein, no Participant (nor any beneficiary) shall have any of the rights or privileges of a stockholder of the Company, including voting and dividend rights, with respect to any Shares issuable pursuant to an Award (or exercise thereof), unless and until certificates representing such Shares shall have been issued, recorded on the books of the Company or of a duly authorized transfer agent of the Company, and delivered to the Participant (or beneficiary). No adjustment will be made for a dividend or other right for which the record date is prior to the date the share certificate is issued, except as otherwise provided herein.

9.2 Exercise Following Termination of Continuous Service.

(a) General Requirements. In the event of termination of a Participant’s Continuous Service for any reason other than Disability or death, such Participant may, but only during the Post-Termination Exercise Period (but in no event later than the expiration date of the term of such Award as set forth in the Award Agreement), exercise the portion of the Participant’s Award that was vested at the date of such termination or such other portion of the Participant’s Award as may be determined by the Board. Each Participant’s Award Agreement shall set forth the extent to which the Participant shall have the right to exercise an Award following a termination of Continuous Service. Such provisions need not be uniform among all Awards issued under the Plan, and may reflect distinctions based on the reasons for termination. To the extent that the Participant’s Award was unvested at the date of termination, or if the Participant does not exercise the vested portion of the Participant’s Award within the Post-Termination Exercise Period, the Award shall terminate.

(b) Termination for Cause. Unless otherwise determined by the Board, each Award Agreement shall provide that upon termination of a Participant’s Continuous Service for cause, the Participant’s right to exercise the Award shall terminate concurrently with the termination of the Participant’s Continuous Service.

(c) Termination Other Than For Cause, Disability or Death. Unless otherwise determined by the Board, each Award Agreement shall provide that upon termination of a Participant’s Continuous Service other than for cause, Disability or death, the Post-Termination Exercise Period shall not exceed six (6) months (three (3) months in the case of an Incentive Stock Option).

(d) Disability of Participant. In the event of termination of a Participant’s Continuous Service as a result of his or her Disability, such Participant may, but only during the applicable Post-Termination Exercise Period (but in no event later than the expiration date of the term of such Award as set forth in the Award Agreement), exercise the portion of the Participant’s Award that was vested at the date of such termination; provided, however, that if such Disability is not a “disability” as such term is defined in Section 22(e)(3) of the Code, in the case of an Incentive Stock Option such Incentive Stock Option shall automatically convert to a Nonqualified Stock Option on the day three (3) months and one (1) day following such termination. The Post-Termination Exercise Period in the event of termination of Continuous Service due to Disability shall be at least six (6) months from the date of such termination and, in the case of an Incentive Stock Option, no more than twelve (12) months. Unless otherwise determined by the Board, each Award Agreement shall provide that the Post-Termination Exercise Period in the event of termination of Continuous Service due to Disability shall be twelve (12) months from the date of such termination.

(e) Death of Participant. In the event of termination of a Participant’s Continuous Service as a result of his or her death, or in the event of the death of the Participant during the Post-Termination Exercise Period, the Participant’s estate or a person who acquired the right to exercise the Award by bequest or inheritance may exercise the portion of the Participant’s Award that was vested at the date of such termination, within such period from the date of death as may be determined by the Board (but in no event later than the expiration of the term of such Award as set forth in the Award Agreement). Unless the Board determines otherwise, each Award Agreement shall provide that such period after death during which an Award may be exercised shall be twelve (12) months.

SECTION 10. CONDITIONS UPON ISSUANCE OF SHARES

10.1 Compliance with Applicable Laws. Shares shall not be issued pursuant to the exercise of an Award unless the exercise of such Award and the issuance and delivery of such Shares pursuant thereto shall comply with all relevant provisions of Applicable Laws, and shall be further subject to the approval of counsel for the Company with respect to such compliance. As a condition to the exercise of an Award, the Company may require the person exercising the Award to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares or to make such other representations and warranties, in the opinion of counsel for the Company, as are required to comply with Applicable Laws. The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

10.2 Restrictions on Shares. The Board may impose restrictions on any Shares acquired pursuant to the exercise of an Award including, but not limited to, restrictions on transfer related to applicable federal and state securities laws, rights of first refusal, and repurchase rights, and may cause restrictive legends to be placed on certificates representing such Shares.

SECTION 11. SPECIAL PROVISIONS RELATING TO CERTAIN TYPES OF AWARDS

11.1 Options. Subject to the terms of the Plan, the Board at any time and from time to time may grant Options, including both Incentive Stock Options and Nonqualified Stock Options, to Participants in such number as the Board shall determine. In addition to the other terms set forth in this Plan, the following additional terms shall apply to the grant of Options.

(a) Award Agreement. In addition to the other terms of an Option granted under the Plan, each Award Agreement with respect to a grant of an Option shall specify whether the Option is intended to be an Incentive Stock Option or a Nonqualified Stock Option.

(b) $100,000 Per Year Limit. Notwithstanding that an Option is designated as an Incentive Stock Option, to the extent that the aggregate Fair Market Value of Shares subject to Options designated as Incentive Stock Options that become exercisable for the first time held by a Participant during any calendar year exceeds $100,000, such excess Options, to the extent of the Shares covered thereby in excess of the foregoing limitation, shall be treated as Nonqualified Stock Options. For this purpose, the value of the Shares shall be the Fair Market Value as of the Grant Date. All Options designated as Incentive Stock Options that become exercisable in the same year shall be counted, even if they were granted at different times and under different plans. If the limit is exceeded, the most recently granted Options designated as Incentive Stock Options shall be disqualified first and be treated as Nonqualified Stock Options. An Option may be treated in part as an Incentive Stock Option and in part as a Nonqualified Stock Option.

11.2 Restricted Stock. Subject to the terms of the Plan, the Board at any time and from time to time may grant or sell Shares of Restricted Stock to Participants in such amounts as the Board shall determine. In addition to the other terms set forth in this Plan, the following additional terms shall apply to the grant or sale of Restricted Stock.

(a) Removal of Restrictions. All restrictions shall expire at such times as the Board shall specify and the Board may, in its discretion, accelerate the time at which any restrictions shall lapse or be removed. To the extent deemed appropriate by the Board, the Company may retain the certificates representing Shares of Restricted Stock in the Company’s possession until the end of the Period of Restriction. After the end of the Period of Restriction, the Participant shall be entitled to have any restrictive legends that were placed on the certificates representing such Shares removed.

(b) Forfeiture. Notwithstanding the provisions set forth in Section 9.2, unless the Board determines otherwise, each Award Agreement with respect to the grant of Restricted Stock shall provide for the forfeiture of any non-vested Shares underlying the Award in the event of the termination of the Participant’s Continuous Service during the Period of Restriction, other than due to death or Disability, or the failure of the Participant to attain Performance Goals, if any, during the Performance Period, as well as any other conditions determined by the Board at the time of grant. In the event of the termination of the Participant’s Continuous Service due to death or Disability, the Shares shall become fully vested unless otherwise determined by the Board. To the extent the Participant purchased the Shares granted under the Award and any such Shares remain non-vested at the time of forfeiture, the forfeiture shall cause an immediate sale of such non-vested Shares to the Company at the original Purchase Price paid to the Company by the Participant. On the date of forfeiture, the Restricted Stock shall revert to the Company, subject to the preceding purchase requirement, and again become available for grant under the Plan.

(c) Voting Rights. Participants granted Shares of Restricted Stock shall be granted the right to exercise full voting rights with respect to those Shares during the Period of Restriction unless otherwise determined by the Board and set forth in the Award Agreement.

(d) Dividends and Other Distributions. During the Period of Restriction, Participants granted Shares of Restricted Stock may receive all dividends and other distributions paid with respect to such Shares unless otherwise provided in the Award Agreement. If any such dividends or distributions are paid in Shares, the Shares shall be subject to the same restrictions as the Shares of Restricted Stock with respect to which they were paid. If any such dividends or distributions are paid in cash, a Participant may be required to repay such dividends or distributions to the Company if the Shares of Restricted Stock with respect to which they were paid are ultimately forfeited.

11.3 Stock Appreciation Rights (SARs). Subject to the terms of the Plan, the Board at any time and from time to time may grant Stock Appreciation Rights, including both Stand-Alone SARs and Tandem SARs, to Participants in such number as the Board shall determine. In addition to the other terms set forth in this Plan, the following additional terms shall apply to the grant of SARs.

(a) Award Agreement. In addition to the other terms of a SAR granted under the Plan, each Award Agreement with respect to a grant of a SAR shall specify the method or formula to be used to determine the Fair Market Value of Shares from time to time, and the form of payment by the Company upon exercise of a SAR (cash, Shares or a combination thereof).

(b) Exercise of Tandem SARS. The Board may grant a Participant a Tandem SAR that allows the Participant to elect between the exercise of the underlying Option or the surrender of the Option (or a portion thereof) in exchange for a payment from the Company in an amount equal to the excess of (A) the Fair Market Value (on the Option surrender date) of the number of Shares in which the Participant is at the time vested under the surrendered Option (or surrendered portion thereof) over (B) the aggregate Exercise Price payable for such vested Shares. Such payment may be in cash, in Shares of equivalent value, or a combination thereof unless otherwise specified in the Award Agreement. Any Options granted in connection with a Tandem SAR shall be subject to the provisions of the Plan applicable to the grant of Options.

(c) Exercise of Stand-Alone SARs. The Board may grant a Participant a Stand-Alone SAR not tied to any underlying Option. The Stand-Alone SAR shall cover a specified number of Shares and shall be exercisable upon such terms and conditions as the Board shall establish. Upon exercise of the Stand-Alone SAR, the Participant shall be entitled to receive payment from the Company in an amount equal to the excess of (A) the aggregate Fair Market Value (on the exercise date) of the Shares underlying the exercised right over (B) the aggregate Base Value. Such payment may be in cash, in Shares of equivalent value, or a combination thereof unless otherwise specified in the Award Agreement.

11.4 Performance Stock/Units. Subject to the terms of the Plan, the Board at any time and from time to time may grant Performance Stock and Performance Units to Participants in such amount as the Board shall determine. In addition to the other terms set forth in this Plan, the following additional terms shall apply to the grant of Performance Stock and Performance Units.

(a) Award Agreement. In addition to the other terms of Performance Stock and Performance Units granted under the Plan, each Award Agreement with respect to a grant of Performance Stock or Performance Units shall specify the Performance Goals, the Performance Period, and the value of the Shares or unit.

(b) Value of Performance Stock/Units. Each Performance Unit shall have an initial value that is established by the Board at the time of grant. Each Share of Performance Stock shall have an initial value equal to the Fair Market Value of a Share on the Grant Date. The Board shall set Performance Goals in its discretion that, depending on the extent to which they are met, will determine the number and/or value of Performance Stock/Units that will be paid out to the Participant.

(c) Earning of Performance Stock/Units. Subject to the terms of the Plan, after the end of the applicable Performance Period, the Participant shall be entitled to receive payout on the number and value of Performance Stock/Units earned by the Participant over the Performance Period, to be determined as a function of the extent to which the corresponding Performance Goals have been achieved. Notwithstanding satisfaction of any Performance Goals, the number of Shares or the amount to be paid pursuant to an Award of Performance Stock/Units may be adjusted by the Board on the basis of such further consideration as the Board in its sole discretion shall determine.

(d) Form and Timing of Payment. Payment of earned Performance Stock/Units shall be made in a single lump sum or such other form designated by the Board following the close of the applicable Performance Period. Subject to the terms of the Plan, the Board may, in its discretion, pay earned Performance Stock/Units in the form of cash or in Shares with an aggregate Fair Market Value equal to the value of the earned Performance Stock/Units at the close of the applicable Performance Period, or a combination thereof. Such Shares may be granted subject to any restrictions deemed appropriate by the Board.

(e) Dividends and Voting Rights. At the discretion of the Board, Participants may be entitled to receive any dividends declared with respect to Shares that have been earned in connection with grants of Performance Stock but not yet distributed. Such dividends may be subject to the same restrictions as set forth in Section 11.2(d). In addition, Participants may, at the discretion of the Board, be entitled to exercise voting rights with respect to such earned Shares.

(f) Forfeiture. Unless the Board determines otherwise, the Award Agreement shall provide for the forfeiture of all Performance Stock/Units in the event of the termination of the Participant’s Continuous Service during the Performance Period.

SECTION 12. OTHER STOCK OR CASH AWARDS

In addition to the Awards described elsewhere herein, the Board may grant other incentives payable in cash or in Shares under the Plan as it determines to be in the best interests of the Company and subject to such other terms and conditions as it deems appropriate.

SECTION 13. ADJUSTMENTS TO SHARES SUBJECT TO THE PLAN

13.1 Adjustments Upon Changes in Capitalization. Subject to any required action by stockholders of the Company, the number of Shares covered by each outstanding Award, and the number of Shares that have been authorized for issuance under the Plan but as to which no Awards have yet been granted or which have been returned to the Plan pursuant to Section 5.2, the Exercise Price, Purchase Price or Base Value of each outstanding Award, as well as any other terms that the Board determines require adjustment, shall be proportionately adjusted for (i) any increase or decrease in the number of issued Shares resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of Shares, or similar transaction affecting the Shares; (ii) any other increase or decrease in the number of issued Shares effected without receipt of consideration by the Company; or (iii) as the Board may determine in its discretion, any other transaction with respect to Shares including a corporate merger, consolidation, acquisition of property or stock, separation (including a spin-off or other distribution of stock or property), reorganization, liquidation (whether partial or complete) or any similar transaction; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.” Such adjustment shall be made by the Board and its determination shall be final, binding and conclusive. Except as the Board determines, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of Shares subject to an Award. Notwithstanding the foregoing, the number of Shares subject to any Award shall always be a whole number.

13.2 Dissolution or Liquidation. In the event of a proposed dissolution or liquidation of the Company, each outstanding Award will terminate immediately before the consummation of such proposed action, unless otherwise provided by the Board. The Board may, in its discretion, declare that an Award shall terminate as of a date fixed by the Board and give each Participant the right to exercise his or her Award as to all or any part of the Shares subject to an Award, including Shares as to which the Award would not otherwise be exercisable.

13.3 Substitution and Assumption of Benefits. Without affecting the number of Shares reserved, subject to or available under the Plan, the Board may authorize the issuance of Awards under the Plan in settlement, assumption or substitution for outstanding awards or obligations to grant future awards in connection with the Company acquiring another entity or an interest in another entity whether by merger, stock purchase, asset purchase or other form of transaction, upon such terms and conditions as the Board may deem appropriate. The Exercise Price and Purchase Price of Awards granted hereunder may be less than as required pursuant to Section 8.1 and shall be determined in accordance with the provisions of the relevant instrument evidencing the agreement to issue such Award. Specifically, substitute Incentive Stock Options may be granted with an Exercise Price less than that otherwise required by Section 8.1 to the extent necessary to maintain the qualification of such Option as an Incentive Stock Option in accordance with applicable provisions under the Code.

In the event of any merger, consolidation or reorganization of the Company with or into another corporation (other than a Change in Control) that results in the outstanding Shares being converted into or exchanged for different securities, cash or other property, or any combination thereof, there shall be substituted, on an equitable basis as determined by the Board in its discretion, for each Share then subject to an Award granted under the Plan, the number and kind of shares of stock, other securities, cash or other property to which holders of the Company’s common stock will be entitled pursuant to the transaction.

13.4 Change in Control.

(a) Options and SARs.

(i) In the event of a Change in Control, each outstanding Option and SAR may be assumed or an equivalent option or right substituted by the successor corporation or a parent or subsidiary of such successor corporation.

(ii) In the event that the successor corporation does not assume or substitute for the Option or SAR, then the Options or SAR held by a Participant shall become fully exercisable. If an Option or SAR becomes fully vested and exercisable in lieu of assumption or substitution in the event of a Change in Control, the Company shall notify the Participant in writing or electronically that the Option or SAR shall be fully vested and exercisable (subject to the consummation of the Change in Control) for a period of fifteen (15) days from the date of such notice, and the Option or SAR shall terminate upon the expiration of such period.

(iii) For the purpose of this Section 13.4(a), the Option or SAR shall be considered assumed if, following the Change in Control, the option or right confers the right to purchase or receive, for each Share subject to the Option or SAR immediately before the Change in Control, the consideration (whether stock, cash, or other securities or property) received in the Change in Control by holders of Shares for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the Change in Control is not solely common stock of the successor corporation or its parent, the Board may, with the consent of the successor corporation, provide for the consideration to be received upon the exercise of the Option or SAR, for each Share subject to the Option or SAR, to be solely common stock of the successor corporation or its parent equal in fair market value to the per share consideration received by holders of Shares in the Change in Control, as determined on the date of the Change in Control.

(iv) With respect to Options and SARs that are assumed or substituted for, if within eighteen (18) months following the Change in Control the Participant is involuntarily terminated by the successor corporation or one of its affiliates for a reason other than cause, then the Options and SARs held by such Participant shall become fully exercisable unless otherwise specified in the Award Agreement or the Participant’s employment agreement, if any.

(b) Restricted Stock.

(i) In the event of a Change in Control, any Company repurchase or reacquisition right with respect to outstanding Shares of Restricted Stock held by a Participant may be assigned to the successor corporation. In the event that such rights are not assigned to the successor corporation, such Company repurchase or reacquisition rights will lapse and the Participant will become fully vested in such Shares of Restricted Stock immediately before the Change in Control.

(ii) If the Company repurchase or reacquisition right with respect to a Share of Restricted Stock is assigned to the successor corporation and, within eighteen (18) months following the Change in Control, the Participant is involuntarily terminated by the successor corporation or one of its affiliates for a reason other than cause, then such Participant’s Shares of Restricted Stock (or the property for which the Restricted Stock was converted upon the Change in Control) will immediately have any Company repurchase or reacquisition right lapse and the Participant will become fully vested in such Shares of Restricted Stock (or the property for which the Restricted Stock was converted upon the Change in Control), unless otherwise specified in the Award Agreement or the Participant’s employment agreement, if any.

(c) Performance Stock and Performance Units. In the event of a Change in Control, the Board, in its discretion, may provide for any one or more of the following with respect to the Performance Stock/Units: (i) any outstanding Performance Stock/Units shall be assumed by the successor corporation or a parent or subsidiary of the successor corporation; (ii) any outstanding Performance Stock/Units shall be terminated immediately before the Change in Control; or (iii) with respect to a Change in Control that occurs before the termination of a Participant’s Continuous Service, one hundred percent (100%) of any outstanding Performance Stock/Units shall be deemed to be earned and shall be immediately payable to the Participant. In the event any outstanding Performance Stock/Units are assumed, the successor corporation shall have the ability to reasonably and equitably adjust the Performance Goals.

SECTION 14. TERM, AMENDMENT, WAIVER AND TERMINATION

14.1 Term. Subject to Section 15.3, the Plan shall become effective as of the Effective Date and shall remain in effect until (i) all Shares subject to the Plan have been purchased or acquired according to the terms of the Plan; (ii) the Plan is terminated by the Board; or (iii) January __, 2017, whichever is earlier. Notwithstanding the foregoing, the terms and conditions applicable to an Award granted before the termination of the Plan may thereafter be amended or modified by mutual agreement between the Company and the Participant, or such other person as may then have an interest therein.

14.2 Amendment and Termination. The Board, in its sole discretion, may amend, suspend or terminate the Plan, or any part thereof, at any time and for any reason. To the extent necessary to comply with Applicable Laws, the Company shall obtain stockholder approval of any Plan amendment in such a manner and to such a degree as required.

14.3 Effect of Amendment or Termination. Any amendment, suspension or termination of the Plan shall not alter or impair any rights or obligations under any Award granted before any such amendment, suspension or termination and any such Award shall remain in full force and effect as if the Plan had not been amended, suspended or terminated, unless mutually agreed otherwise in writing by the Participant and the Company and approved by the Board. No Awards may be granted during any period of suspension or after termination of the Plan.

14.4 Waiver. Certain limitations and requirements set forth in this Plan are included for the purpose of complying with certain exemptions under applicable federal and state securities laws, including Rule 701 under the Securities Act and Section 25102(o) of the California Corporate Securities Law of 1968, as amended. The Board may, in its discretion, modify or waive any one or more of such limitations or requirements if the Board, upon advice of counsel, determines that such limitations or requirements are no longer applicable or are otherwise not necessary for compliance with Applicable Laws with respect to an Award granted hereunder.

SECTION 15. MISCELLANEOUS

15.1 Governing Law. The Plan, the Award Agreements and all other agreements entered into under the Plan, and all actions taken in connection with the Plan or such agreements, shall be governed by and construed in accordance with the substantive laws, but not the choice of law rules, of the State of Delaware.

15.2 Severability. If any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

15.3 Stockholder Approval. The Plan was adopted by the Board on the Effective Date, subject to stockholder approval. Such stockholder approval shall be obtained in the degree and manner required under Applicable Laws. Any Award granted or exercised before the necessary stockholder approval is obtained shall be rescinded if stockholder approval is not obtained within the time prescribed, and Shares issued upon the grant or exercise of any such Award shall not be counted in determining whether stockholder approval is obtained.

15.4 No Employment/Service Rights. No action of the Company in establishing the Plan, no action taken under the Plan by the Board and no provision of the Plan itself or of any Award Agreement shall be construed to confer upon any person any right with respect to such person’s continuous employment or service to the Company, nor shall it interfere in any way with such person’s right or the right of the Company to terminate such person’s employment or service at any time, with or without cause, and with or without notice.

15.5 Captions. Captions are provided herein for convenience only, and shall not serve as a basis for interpretation or construction of the Plan.

15.6 Information Provided to Participants.

(a) Financial Statements. The Company shall provide to each Participant, during the period for which such Participant has one or more Awards outstanding, copies of the Company’s financial statements (balance sheet and income statement) at least annually. Such statements need not be audited and need not be provided to Participants whose duties with the Company assure them access to equivalent information.

(b) Copy of Plan. The Company shall provide each Participant with a copy of the Plan.

(c) Additional Disclosures. The Company may be required to provide additional information to Participants if the aggregate sales price or amount of securities sold under the Plan during any consecutive 12 month period exceeds $5 million and the Company intends to rely on the exemption from registration available under Rule 701 of the Securities Act, or to the extent otherwise required under Applicable Laws.

15.7 Nonexclusivity of this Plan. This Plan shall not limit the power of the Company to adopt other incentive arrangements, including, for example, the grant or issuance of any equity-based rights under other plans or independently of any plan.

15.8 Prior Plans. All options or other rights outstanding under any prior plan of the Company shall continue to be governed solely by the terms of the documents evidencing such options or other rights, and no provision of the Plan shall be deemed to affect or otherwise modify the rights or obligations of the holders of such options or other rights.

15.9 Electronic Communications. Any Award Agreement, notice of exercise, or other document required or permitted by this Plan may be delivered in writing or, to the extent determined by the Board, electronically. Signatures may also be electronic if permitted by the Board.

SECTION 16. EXECUTION

To record the adoption of the Plan by the Board, the Company has caused its authorized Officer to execute the same.

FINANCIAL MEDIA GROUP, INC.

By:	/s/ Albert Aimers
Albert Aimers
Chief Executive Officer